March 2022 MSELN503-RTY Registration Statement No. 333-259205 Pricing Supplement Dated March 1, 2022 Filed Pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
$22,000,000 Enhanced Buffered PLUS Based on the Value of the Russell 2000® Index due August 25, 2027
Principal at Risk Securities
The Enhanced Buffered PLUS are senior unsecured obligations of Royal Bank of Canada, do not pay interest, do not guarantee the full return of principal at maturity, provide a minimum payment at maturity of only 7% of the stated principal amount, and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this document. If the Percentage Change is greater than or equal to -7%, the Enhanced Buffered PLUS repay the principal amount at maturity plus a potential positive return of up to the Maximum Return Percentage of 85.80%. If the Percentage Change is less than -7%, the Enhanced Buffered PLUS repay less than the principal amount and you will lose 1% of the principal amount of the Enhanced Buffered PLUS for every 1% decline in the Percentage Change of the underlying index by more than the Buffer of 7%. Investors may lose up to 93% of the stated principal amount of the Enhanced Buffered PLUS. These long-dated Enhanced Buffered PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside returns above the Maximum Return Percentage in exchange for potential enhanced returns and the buffer feature that in each case apply to a limited range of performance of the underlying index. The Enhanced Buffered PLUS are senior notes issued as part of Royal Bank of Canada’s Global Medium-Term Notes, Series I program. All payments on the Enhanced Buffered PLUS are subject to the credit risk of Royal Bank of Canada.
SUMMARY TERMS
Issuer:	Royal Bank of Canada
Underlying index:	The Russell 2000® Index (Bloomberg symbol: “RTY Index”)
Aggregate principal amount:	$22,000,000
Stated principal amount:	$10 per Enhanced Buffered PLUS
Issue price:	$10 per Enhanced Buffered PLUS
Pricing date:	March 1, 2022
Issue date:	March 4, 2022
Maturity date:	August 25, 2027, subject to adjustment as described in “Additional Terms of the Enhanced Buffered PLUS” below.
Payment at maturity:
If the Percentage Change is greater than or equal to 57%, we will repay the principal amount at maturity plus a return equal to the Maximum Return Percentage.
If the Percentage Change is greater than 10% but less than 57%, we will repay the principal amount at maturity plus a return equal to the sum of the Percentage Change and -10%, multiplied by 1.61088 (the “Upper Leverage Factor”), plus 10.089%.
If the Percentage Change is greater than 0% but is less than or equal to 10%, we will repay the principal amount at maturity plus a return equal to the sum of the Percentage Change multiplied by 0.44886 (the “Middle Leverage Factor”), plus 5.60%.
If the Percentage Change is greater than or equal to -7% but is less than or equal to 0%, we will repay the principal amount at maturity plus a return equal to the sum of the Percentage Change and 7%, multiplied by 0.80 (the “Lower Leverage Factor”).
If the Percentage Change is less than -7%, we will pay less than the principal amount at maturity and you will lose 1% of the principal amount of the Enhanced Buffered PLUS for every 1% decline in the Percentage Change of the underlying index by more than the Buffer of 7%, up to a loss of 93% of the principal amount.
We discuss the calculation of the payment at maturity in more detail below.

Index closing value:	The official closing level of the underlying index on any relevant day, as calculated and published by the index sponsor
Percentage Change:	(final average index value – initial average index value) / initial average index value
Initial average index value:	The arithmetic average of the index closing values on each of the initial averaging dates
Final average index value:	The arithmetic average of the index closing values on each of the final averaging dates
Initial averaging dates:	Each trading day on which there is no market disruption event during the period from and including February 25, 2022 to and including March 9, 2022.
Final averaging dates:	Each trading day on which there is no market disruption event during the approximately 3-month period from and including May 21, 2027 to and including August 20, 2027.
Buffer:	7%
Maximum Return Percentage:	85.80% of the stated principal amount
CUSIP/ISIN:	78016C507 / US78016C5076
Listing:	The Enhanced Buffered PLUS will not be listed on any securities exchange.
Agent:	RBC Capital Markets, LLC (“RBCCM”).
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per Enhanced Buffered PLUS	$10.00	$0.015(1)
		$0.01(2)	$9.975
Total	$22,000,000	$33,000
		$22,000	$21,945,000
(1) RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $0.025 per $10 stated principal amount and will pay to Morgan Stanley Wealth Management (“MSWM”) a fixed sales commission of $0.015 for each Enhanced Buffered PLUS that MSWM sells. See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.
(2) Of the amount per $10 stated principal amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $0.01 for each Enhanced Buffered PLUS.
The initial estimated value of the Enhanced Buffered PLUS as of the pricing date was $9.7267 per $10 in stated principal amount, which is less than the price to the public. The market value of the Enhanced Buffered PLUS at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.
An investment in the Enhanced Buffered PLUS involves certain risks. See “Risk Factors” beginning on page 7 of this document, and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, and page 1 of the prospectus.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest. Please also see “Additional Terms of the Enhanced Buffered PLUS” in this document.
Prospectus Supplement dated September 14, 2021
Prospectus dated September 14, 2021
None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the Enhanced Buffered PLUS or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The Enhanced Buffered PLUS will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Enhanced Buffered PLUS are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Enhanced Buffered PLUS Based on the Value of the Russell 2000® Index due August 25, 2027 Principal at Risk Securities
Investment Summary
Enhanced Buffered PLUS
Principal at Risk Securities
The Enhanced Buffered PLUS Based on the Value of the Russell 2000® Index due August 25, 2027 (the “Enhanced Buffered PLUS”) can be used:
■	As an alternative to direct exposure to the underlying index that offers upside exposure for a certain range of averaged performance of the underlying index, subject to the Maximum Return Percentage.
■	To potentially obtain upside exposure to the underlying index in a bullish or moderately bearish scenario by taking advantage of the enhanced return feature.
■	To obtain a buffer against a specified level of negative averaged performance in the underlying index.
If the averaged performance is less than -7%, investors are exposed on a 1:1 basis to the negative averaged performance of the underlying index beyond the Buffer.
Maturity:	Approximately 5 years and 5 months
Buffer:	7%, with 1-to-1 downside exposure below the Buffer
Maximum Return Percentage:	85.80%
Coupon:	None

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Enhanced Buffered PLUS Based on the Value of the Russell 2000® Index due August 25, 2027 Principal at Risk Securities
Key Investment Rationale
The Enhanced Buffered PLUS offer upside exposure for a certain range of averaged performance of the underlying index, subject to the Maximum Return Percentage, to the extent that the Percentage Change is greater than or equal to 57%, while providing limited protection against negative averaged performance of the underlying index. If the Percentage Change is greater than or equal to -7%, the Enhanced Buffered PLUS repay the principal amount plus a potential positive return of up to the Maximum Return Percentage of 85.80%. If the Percentage Change is less than -7%, the Enhanced Buffered PLUS repay less than the principal amount and you will lose 1% of the principal amount of the Enhanced Buffered PLUS for every 1% decline in the negative averaged performance of the underlying index by more than the Buffer. Investors may lose up to 93% of the stated principal amount of the Enhanced Buffered PLUS.
Upside Scenarios:
●     If the Percentage Change is greater than or equal to 57%, the Enhanced Buffered PLUS pay for each $10 in principal amount:
$10 + ($10 x Maximum Return Percentage)
●      If the Percentage Change is greater than 10% but less than 57%, the Enhanced Buffered PLUS pay for each $10 in principal amount:
$10 + [$10 x (((Percentage Change + -10%) x Upper Leverage Factor) + 10.089%)]
●     If the Percentage Change is greater than 0% but is less than or equal to 10%, the Enhanced Buffered PLUS pay for each $10 in principal amount:
$10 + [$10 x ((Percentage Change x Middle Leverage Factor) + 5.60%)]
●     If the Percentage Change is greater than or equal to -7% but is less than or equal to 0%, the Enhanced Buffered PLUS pay for each $10 in principal amount:
$10 + [$10 x ((Percentage Change + 7%) x Lower Leverage Factor)]
Provided that, if the Percentage Change is equal to -7%, the Enhanced Buffered PLUS pay $10 for each $10 in principal amount.

Downside Scenario:
If the Percentage Change is less than -7%, the Enhanced Buffered PLUS pay for each $10 in principal amount:
$10 + [$10 x (Percentage Change + Buffer)]
Therefore, you will lose 1% of the principal amount of the Enhanced Buffered PLUS for every 1% decline in the Percentage Change of the underlying index by more than the Buffer of 7%, up to a loss of 93% of the principal amount.

Percentage Change:	(final average index value – initial average index value) / initial average index value
Upper Leverage Factor:	1.61088
Middle Leverage Factor:	0.44886
Lower Leverage Factor:	0.80000
Index closing value:	The official closing level of the underlying index on any relevant day, as calculated and published by the index sponsor
Initial average index value:	The arithmetic average of the index closing values on each of the initial averaging dates
Final average index value:	The arithmetic average of the index closing values on each of the final averaging dates
Initial averaging dates:	Each trading day on which there is no market disruption event during the period from and including February 25, 2022 to and including March 9, 2022.
Final averaging dates:	Each trading day on which there is no market disruption event during the approximately 3-month period from and including May 21, 2027 to and including August 20, 2027.

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Additional Information
You should read this document together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated September 14, 2021, relating to our Senior Global Medium-Term Notes, Series I, of which the Enhanced Buffered PLUS are a part. This document, together with these documents, contains the terms of the Enhanced Buffered PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.
You should rely only on the information provided or incorporated by reference in this document, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you. We and Morgan Stanley Wealth Management are offering to sell the Enhanced Buffered PLUS and seeking offers to buy the Enhanced Buffered PLUS only in jurisdictions where it is lawful to do so. The information contained in this document and the accompanying prospectus supplement and prospectus is current only as of their respective dates.
If the information in this document differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this document.
You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the accompanying prospectus supplement and prospectus, as the Enhanced Buffered PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Enhanced Buffered PLUS.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Prospectus dated September 14, 2021: https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm

•	Prospectus Supplement dated September 14, 2021: https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.
Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

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Enhanced Buffered PLUS Based on the Value of the Russell 2000® Index due August 25, 2027 Principal at Risk Securities
How the Enhanced Buffered PLUS Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Enhanced Buffered PLUS for a range of hypothetical Percentage Changes in the final average index value of the underlying index. The graph is based on the following terms:
Stated principal amount:	$10 per Enhanced Buffered PLUS
Maximum Return Percentage:	85.80%
Buffer:	7%

Enhanced Buffered PLUS Payoff Diagram

■ The Enhanced Buffered PLUS	■ The Underlying Index
How it works
■
Upside Scenarios. If the Percentage Change is greater than or equal to -7%, investors will receive the principal amount plus a potential positive return of up to the Maximum Return Percentage of 85.80%.

◾
If the Percentage Change is greater than or equal to 57%, investors will receive the $10 stated principal amount plus 85.80%, or $18.58 per Enhanced Buffered PLUS (or 185.80% of the stated principal amount).

◾	If the Percentage Change is 25%, investors will receive the $10 stated principal amount plus 34.25%, or $13.425 per Enhanced Buffered PLUS (or 134.25% of the stated principal amount).
◾	If the Percentage Change is 5%, investors will receive the $10 stated principal amount plus 7.84%, or $10.784 per Enhanced Buffered PLUS (or 107.84% of the stated principal amount).
◾	If the Percentage Change is -5%, investors will receive the $10 stated principal amount plus 1.60%, or $10.16 per Enhanced Buffered PLUS (or 101.60% of the stated principal amount).
■	Par Scenario. If the Percentage Change is -7%, investors will receive the $10 stated principal amount.
■
Downside Scenario. If the Percentage Change is less than -7%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the final average index value from the initial average index value, plus the buffer of 7%.

◾
If the final average index value of the underlying index depreciates 50%, investors would lose 43% of their principal and receive only $5.70 per Enhanced Buffered PLUS at maturity (or 57% of the stated principal amount).

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Enhanced Buffered PLUS Based on the Value of the Russell 2000® Index due August 25, 2027 Principal at Risk Securities
The initial average index value will be equal to the arithmetic average of the index closing values on each of the initial averaging dates, and the final average index values, which will be used to calculate the payment at maturity, will be equal to the arithmetic average of the index closing value on each of the final averaging dates. See “Risk Factors—“You will not know the initial average index value on the pricing date; the value of the underlying index on one or more initial averaging dates may adversely affect the initial average index value” and “The final average index value is based on the arithmetic average of the index closing values on each of the final averaging dates during an approximately 3-month period, and therefore the payment at maturity may be less than if it were based solely on the index closing value on the last final averaging date.”

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Enhanced Buffered PLUS Based on the Value of the Russell 2000® Index due August 25, 2027 Principal at Risk Securities
Risk Factors
An investment in the Enhanced Buffered PLUS is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Investors in the Enhanced Buffered PLUS are also exposed to further risks related to the issuer of the Enhanced Buffered PLUS, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for its most recently completed fiscal year, filed with the SEC and incorporated by reference herein. See the categories of risks, identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the Enhanced Buffered PLUS. You should carefully consider whether the Enhanced Buffered PLUS are appropriate for you in light of your particular circumstances.
Risks Relating to the Terms and Structure of the Enhanced Buffered PLUS
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The Enhanced Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 7% of your principal. The terms of the Enhanced Buffered PLUS differ from those of ordinary debt securities in that the Enhanced Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only $0.70 or 7% of the stated principal amount of the Enhanced Buffered PLUS, subject to our credit risk. Accordingly, investors may lose up to 93% of the stated principal amount of the Enhanced Buffered PLUS.

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The appreciation potential of the Enhanced Buffered PLUS is limited by the Maximum Return Percentage. The appreciation potential of the Enhanced Buffered PLUS is limited by the Maximum Return Percentage. Although the Enhanced Buffered PLUS provide potential positive returns if the Percentage Change is at or above -7%, because the payment at maturity will be limited to 185.80% of the stated principal amount for the Enhanced Buffered PLUS, any increase in the Percentage Change over 57% will not further increase the return on the Enhanced Buffered PLUS.

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The Enhanced Buffered PLUS are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Enhanced Buffered PLUS. You are dependent on Royal Bank of Canada’s ability to pay all amounts due on the Enhanced Buffered PLUS at maturity and therefore you are subject to the credit risk of Royal Bank of Canada. If Royal Bank of Canada defaults on its obligations under the Enhanced Buffered PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Enhanced Buffered PLUS prior to maturity will be affected by changes in the market’s view of Royal Bank of Canada’s creditworthiness. Any actual or anticipated decline in Royal Bank of Canada’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank of Canada credit risk is likely to adversely affect the market value of the Enhanced Buffered PLUS.

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You will not know the initial average index value on the pricing date; the value of the underlying index on one or more initial averaging dates may adversely affect the initial average index value. Because the initial average index value is calculated over daily initial averaging dates during the initial averaging period, the initial average index value will not be determined until the last initial averaging date, and, accordingly, you will not know the initial average index value on the pricing date. It is possible that the underlying index may increase in value over the initial averaging dates, which will increase the initial average index value. The initial average index value may be higher than if it were based on the closing value of the underlying index on the pricing date or on other dates. Investing in the Enhanced Buffered PLUS is not the same as investing in securities that offer 1-to-1 upside exposure to the performance of the underlying index.

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The final average index value is based on the arithmetic average of the index closing values on each of the final averaging dates during an approximately 3-month period, and therefore the payment at maturity may be less than if it were based solely on the index closing value on the last final averaging date. The amount payable at maturity will be calculated by reference to the average of the index closing values on the final averaging dates during the period from and including May 21, 2027 to and including August 20, 2027. Therefore, in calculating the final average index value, any positive performance of the underlying index as of some averaging dates may be moderated, or wholly offset, by lesser or negative performance as of other averaging dates. Similarly, the final average index value, calculated based on the index closing value on each of the final averaging dates, may be less than the index closing value on the last final averaging date, and as a result, the payment at maturity you receive may be less than if it were based solely on the index closing value on the last final averaging date. Investing in the Enhanced Buffered PLUS is not the same as investing in securities that offer 1-to-1 upside exposure to the performance of the underlying index.

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Investing in the Enhanced Buffered PLUS is not equivalent to investing in the underlying index. Investing in the Enhanced Buffered PLUS is not equivalent to investing in the underlying index or its component stocks. Investors in the Enhanced Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

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Significant aspects of the tax treatment of the Enhanced Buffered PLUS are uncertain. The tax treatment of an investment in the Enhanced Buffered PLUS is uncertain. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) or from

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Enhanced Buffered PLUS Based on the Value of the Russell 2000® Index due August 25, 2027 Principal at Risk Securities
the Canada Revenue Agency regarding the tax treatment of an investment in the Enhanced Buffered PLUS, and the IRS, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.
The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the Enhanced Buffered PLUS even though that holder will not receive any payments with respect to the Enhanced Buffered PLUS until maturity and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the Enhanced Buffered PLUS should be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.
Please read carefully the sections entitled “Canadian Federal Income Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this document, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.
Risks Relating to the Initial Estimated Value of the Enhanced Buffered PLUS
■
The initial estimated value of the Enhanced Buffered PLUS is less than the price to the public. The initial estimated value that is set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Enhanced Buffered PLUS in any secondary market (if any exists) at any time. If you attempt to sell the Enhanced Buffered PLUS prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the level of the underlying index, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the agent’s commissions and the estimated costs relating to our hedging of the Enhanced Buffered PLUS. These factors, together with various credit, market and economic factors over the term of the Enhanced Buffered PLUS, are expected to reduce the price at which you may be able to sell the Enhanced Buffered PLUS in any secondary market and will affect the value of the Enhanced Buffered PLUS in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Enhanced Buffered PLUS prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions and the hedging costs relating to the Enhanced Buffered PLUS. In addition to bid-ask spreads, the value of the Enhanced Buffered PLUS determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Enhanced Buffered PLUS and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Enhanced Buffered PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Enhanced Buffered PLUS to maturity.

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Our initial estimated value of the Enhanced Buffered PLUS is an estimate only, calculated as of the pricing date. The initial estimated value of the Enhanced Buffered PLUS is based on the value of our obligation to make the payments on the Enhanced Buffered PLUS, together with the mid-market value of the derivative embedded in the terms of the Enhanced Buffered PLUS. See “Structuring the Enhanced Buffered PLUS” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Enhanced Buffered PLUS. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Enhanced Buffered PLUS or similar securities at a price that is significantly different than we do.

The value of the Enhanced Buffered PLUS at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Enhanced Buffered PLUS in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Enhanced Buffered PLUS.
Risks Relating to the Secondary Market for the Enhanced Buffered PLUS
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The market price of the Enhanced Buffered PLUS will be influenced by many unpredictable factors. Many factors will influence the value of the Enhanced Buffered PLUS in the secondary market and the price at which RBCCM may be willing to purchase or sell the Enhanced Buffered PLUS in the secondary market, including:

◾	the trading price and volatility (frequency and magnitude of changes in value) of the securities represented by the underlying index;
◾	dividend yields on the securities represented by the underlying index;
◾	market interest rates;
◾	our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;
◾	time remaining to maturity; and
◾	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index.

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Enhanced Buffered PLUS Based on the Value of the Russell 2000® Index due August 25, 2027 Principal at Risk Securities
The level of the underlying index may be volatile, and you should not take the historical levels of the underlying index as an indication of future performance. See “Information About the Underlying Index” below. You may receive less, and possibly significantly less, than the stated principal amount per Enhanced Buffered PLUS if you sell your Enhanced Buffered PLUS prior to maturity.
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The Enhanced Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. The Enhanced Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Enhanced Buffered PLUS. RBCCM may, but is not obligated to, make a market in the Enhanced Buffered PLUS, and, if it chooses to do so at any time, it may cease doing so. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Enhanced Buffered PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Enhanced Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Enhanced Buffered PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Enhanced Buffered PLUS, the price at which you may be able to trade your Enhanced Buffered PLUS is likely to depend on the price, if any, at which RBCCM is willing to transact. If, at any time, RBCCM were not to make a market in the Enhanced Buffered PLUS, it is likely that there would be no secondary market for the Enhanced Buffered PLUS. Accordingly, you should be willing to hold your Enhanced Buffered PLUS to maturity.

Risks Relating to the Underlying Index
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Adjustments to the underlying index could adversely affect the value of the Enhanced Buffered PLUS. The sponsor of the underlying index (the “index sponsor”) may add, delete or substitute the stocks constituting the underlying index, or make other methodological changes. Further, the index sponsor may discontinue or suspend calculation or publication of the underlying index at any time. Any of these actions could affect the value of and the return on the Enhanced Buffered PLUS.

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We have no affiliation with the index sponsor and will not be responsible for any actions taken by the index sponsor. The index sponsor is not an affiliate of ours and will not be involved in the offering of the Enhanced Buffered PLUS in any way. Consequently, we have no control over the actions of the index sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsor has no obligation of any sort with respect to the Enhanced Buffered PLUS. Thus, the index sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Enhanced Buffered PLUS. None of our proceeds from the issuance of the Enhanced Buffered PLUS will be delivered to the index sponsor.

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An investment in the Enhanced Buffered PLUS is subject to risks associated in investing in stocks with a small market capitalization. The RTY consists of stocks issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the level of the RTY may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

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Historical levels of the underlying index should not be taken as an indication of its future levels during the term of the Enhanced Buffered PLUS. The trading prices of the equity securities comprising the underlying index will determine the level of the underlying index at any given time. As a result, it is impossible to predict whether the level of the underlying index will rise or fall. Trading prices of the equity securities comprising the underlying index will be influenced by complex and interrelated political, economic, financial and other factors.

Risks Relating to Conflicts of Interest
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Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the Enhanced Buffered PLUS. One or more of our subsidiaries and/or third party dealers expect to carry out hedging activities related to the Enhanced Buffered PLUS (and possibly to other instruments linked to the underlying index or the securities it represents), including trading in those securities as well as in other related instruments. Some of our subsidiaries also may conduct trading activities relating to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial average index value and, therefore, could increase the level at or above which the underlying index must close on the final averaging dates so that investors do not suffer a loss on their initial investment in the Enhanced Buffered PLUS. Additionally, such hedging or trading activities during the term of the Enhanced Buffered PLUS, including on the final averaging dates, could adversely affect the closing level of the underlying index on the final averaging dates and, accordingly, the amount of cash an investor will receive at maturity.

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Enhanced Buffered PLUS Based on the Value of the Russell 2000® Index due August 25, 2027 Principal at Risk Securities
■
Our business activities may create conflicts of interest. We and our affiliates may engage in trading activities related to the underlying index or the securities represented by the underlying index that are not for the account of holders of the Enhanced Buffered PLUS or on their behalf. These trading activities may present a conflict between the holders’ interest in the Enhanced Buffered PLUS and the interests we and our affiliates will have in proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management. These trading activities could be adverse to the interests of the holders of the Enhanced Buffered PLUS.

We and our affiliates may presently or from time to time engage in business with one or more of the issuers of the securities represented by the underlying index. This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, we and our affiliates may acquire non-public information relating to these companies, which we have no obligation to disclose to you, and, in addition, one or more of our affiliates may publish research reports about these companies. Neither we nor the agent have made any independent investigation regarding any matters whatsoever relating to the issuers of the securities represented by the underlying index.
Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the underlying index or the securities which it represents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Enhanced Buffered PLUS. Any of these activities by us or one or more of our affiliates may affect the level of the underlying index and, therefore, the market value of the Enhanced Buffered PLUS.
■
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Enhanced Buffered PLUS, which may create a conflict of interest. Our wholly owned subsidiary, RBCCM, will serve as the calculation agent. As calculation agent, RBCCM will determine the initial average index value, the final average index value and the Percentage Change, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by RBCCM, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or the calculation of the initial average index value and the final average index value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations see “Additional Terms of the Enhanced Buffered PLUS” below.

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Additional Terms of the Enhanced Buffered PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.
Additional Provisions
Initial averaging dates and final averaging dates
For purposes of determining the initial averaging dates and final averaging dates, any day falling in the relevant period corresponding to such initial averaging dates or final averaging dates, as applicable, that is not a trading day and/or is a day on which a market disruption event has occurred or is continuing will not be counted for purposes of calculating the initial average index value or final average index value, as applicable.

Market disruption events:
With respect to the underlying index and any relevant successor index, a “market disruption event” means:
■     a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the underlying index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or
■     a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the underlying index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or
■     a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the underlying index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange or market; or
■      a decision to permanently discontinue trading in the relevant futures or options contracts;
in each case as determined by the calculation agent in its sole discretion; and
■     a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the Enhanced Buffered PLUS.
For purposes of determining whether a market disruption event with respect to the underlying index (or the relevant successor index) exists at any time, if trading in a security included in the underlying index (or the relevant successor index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the underlying index (or the relevant successor index) will be based on a comparison of (a) the portion of the level of the underlying index (or the relevant successor index) attributable to that security relative to (b) the overall level of the underlying index (or the relevant successor index), in each case immediately before that suspension or limitation.
For purposes of determining whether a market disruption event with respect to the underlying index (or the relevant successor index) has occurred:
■     a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, or the primary exchange or market for trading in futures or options contracts related to the underlying index (or the relevant successor index);
■     limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;
■     a suspension of trading in futures or options contracts on the underlying index (or the relevant successor index) by the primary exchange or market trading in such contracts by reason of:
◾   a price change exceeding limits set by such exchange or market,
◾   an imbalance of orders relating to such contracts, or
◾   a disparity in bid and ask quotes relating to such contracts,

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will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the underlying index (or the relevant successor index); and
■     a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary exchange or market on which futures or options contracts related to the underlying index (or the relevant successor index) are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.
“Relevant exchange” means, with respect to the underlying index or any successor index, the primary exchange or market of trading for any security (or any combination thereof) then included in the underlying index or such successor index, as applicable.

Discontinuation of/adjustments to the underlying index:
If the index sponsor discontinues publication of the underlying index and the index sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “successor index”), then the closing level of the underlying index on an initial averaging date or a final averaging date will be determined by reference to the level of such successor index at the close of trading on the relevant exchange for the successor index on such day.
Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice to be promptly furnished to the Trustee, to us and to the holders of the Enhanced Buffered PLUS.
If the index sponsor discontinues publication of the underlying index prior to, and that discontinuation is continuing on an initial averaging date or a final averaging date, and the calculation agent determines, in its sole discretion, that no successor index is available at that time or the calculation agent has previously selected a successor index and publication of that successor index is discontinued prior to, and that discontinuation is continuing on, an initial averaging date or a final averaging date, then the calculation agent will determine the closing level of the underlying index for that date. The closing level of the underlying index will be computed by the calculation agent in accordance with the formula for and method of calculating the underlying index or successor index, as applicable, last in effect prior to the discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for the suspension or limitation) at the close of the principal trading session on that date of each security most recently included in the underlying index or successor index, as applicable.
If at any time the method of calculating the underlying index or a successor index, or the level thereof, is changed in a material respect, or if the underlying index or a successor index is in any other way modified so that the underlying index or successor index does not, in the opinion of the calculation agent, fairly represent the level of the underlying index or successor index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the date on which the closing level of the underlying index is to be determined, make any calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the underlying index or successor index, as the case may be, as if those changes or modifications had not been made, and calculate the closing level of the underlying index with reference to the underlying index or such successor index, as adjusted. Accordingly, if the method of calculating the underlying index or a successor index is modified so that the level of the underlying index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the underlying index), then the calculation agent will adjust its calculation of the underlying index or such successor index in order to arrive at a level of the underlying index or such successor index as if there had been no such modification (e.g., as if such split had not occurred).
Notwithstanding these alternative arrangements, discontinuation the publication of or modification of the underlying index or successor index, as applicable, may adversely affect the value of the Enhanced Buffered PLUS.

Business day:
A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading day:
A trading day means a day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges for securities comprising the underlying index or the successor index and (ii) the exchanges on which futures or options contracts related to the underlying index or the successor index are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.

Payment upon events of default and acceleration:	If the maturity of the Enhanced Buffered PLUS is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. Such

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amount will be the payment at maturity, calculated as if the date of declaration of acceleration were the last final averaging date. However, if an event of default occurs before the final initial averaging date, then we will pay an amount per Enhanced Buffered PLUS equal to its fair market value, as determined in the sole discretion of the calculation agent.

Minimum ticketing size:	$1,000 / 100 Enhanced Buffered PLUS
Additional amounts:
We will pay any amounts to be paid by us on the Enhanced Buffered PLUS without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Enhanced Buffered PLUS, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.
However, no Additional Amounts will be payable with respect to a payment made to a holder of an Enhanced Buffered PLUS or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of any taxes imposed because the beneficial owner or Payment Recipient:
(i)        is someone with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;
(ii)       is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the Enhanced Buffered PLUS, the holding of the Enhanced Buffered PLUS or the receipt of payments thereunder;
(iii)      is, or does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);
(iv)      presents such Enhanced Buffered PLUS for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting an Enhanced Buffered PLUS for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any Enhanced Buffered PLUS means:
a.        the due date for payment thereof, or
b.        if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Enhanced Buffered PLUS in accordance with the Indenture;
(v)       could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or
(vi)      is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

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For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Enhanced Buffered PLUS at maturity.
We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the Trustee, within 30 days after the date the payment of any Canadian taxes is due pursuant to applicable law, certified copies of Canadian tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the Trustee. We will indemnify and hold harmless each holder of the Enhanced Buffered PLUS (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any Canadian taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Enhanced Buffered PLUS, and (y) any Canadian taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.
For additional information, see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

Employee Retirement Income Security Act:
If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the Enhanced Buffered PLUS, please review the section of the accompanying prospectus “Benefit Plan Investor Considerations.” If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the Enhanced Buffered PLUS, you should consult your legal counsel.

Form of securities:	Book-entry
Trustee:	The Bank of New York Mellon
Calculation agent:
RBCCM. The calculation agent will make all determinations regarding the Enhanced Buffered PLUS. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Validity of the Enhanced Buffered PLUS:
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Enhanced Buffered PLUS has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Enhanced Buffered PLUS have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Enhanced Buffered PLUS will be validly issued and, to the extent validity of the Enhanced Buffered PLUS is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Enhanced Buffered PLUS or the Indenture which may be limited by applicable law, to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 14, 2021, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC on September 14, 2021.
In the opinion of Ashurst LLP, when the Enhanced Buffered PLUS have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Enhanced Buffered PLUS will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 14, 2021, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated September 14, 2021.

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Terms incorporated in the master note:
All of the terms in “Summary Terms” (except the item captioned “Commissions and issue price”) and the terms above the item captioned “Use of proceeds and hedging” in “Additional Terms of the Enhanced Buffered PLUS” of this pricing supplement.

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Information About the Underlying Index
All disclosures contained in this document regarding the underlying index, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, FTSE Russell. FTSE Russell, which owns the copyright and all other rights to the underlying index, has no obligation to continue to publish, and may discontinue publication of, the underlying index. The consequences of FTSE Russell discontinuing publication of the underlying index are discussed above in the section entitled “Additional Terms of the Enhanced Buffered PLUS—Discontinuation of/adjustments to the underlying index.” Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of the underlying index or any successor index.
While FTSE Russell currently employs the following methodology to calculate the RTY, no assurance can be given that FTSE Russell will not modify or change this methodology in a manner that may affect the Payment at Maturity.
FTSE Russell calculates the RTY by reference to the prices of the constituent stocks of the RTY without taking account of the value of dividends paid on those stocks. As a result, the return on the Enhanced Buffered PLUS will not reflect the return you would realize if you actually owned the RTY constituent stocks and received the dividends paid on those stocks.
The RTY was developed by Russell Investments (“Russell”) before FTSE International Limited (“FTSE”) and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Russell began dissemination of the RTY (Bloomberg L.P. index symbol “RTY”) on January 1, 1984. The RTY was set to 135 as of the close of business on December 31, 1986. FTSE Russell (the “index sponsor”) calculates and publishes the RTY. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by the index sponsor without regard to the Enhanced Buffered PLUS.
Selection of Stocks Underlying the RTY
All companies eligible for inclusion in the RTY must be classified as a U.S. company under the index sponsor’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, the index sponsor defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”) from all exchanges within a country. Using the HCIs, the index sponsor compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, the index sponsor will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. The index sponsor uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, the index sponsor will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned. “N-shares” issued by companies controlled by individuals or entities in mainland China are not eligible for inclusion.
All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock does not trade on the “rank day” (typically the last trading day in May, but a confirmed timetable is announced each Spring) but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.
An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the rank day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined to determine total shares outstanding. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.

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Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special-purpose acquisition companies, and limited partnerships are also not eligible for inclusion in the Russell U.S. Indices. Exchange traded funds and mutual funds are also excluded. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion.
Annual reconstitution is a process by which the RTY is completely rebuilt. On the rank day of May, all eligible securities are ranked by their total market capitalization. The largest securities become the Russell 3000E Index, and the other of the index sponsor’s indexes are determined from that set of securities. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, the index sponsor adds initial public offerings to the RTY on a quarterly basis based on total market capitalization guidelines ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.
After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.
License Agreement
FTSE Russell and Royal Bank of Canada have entered into a non-exclusive license agreement providing for the license to Royal Bank of Canada, and certain of its affiliates, in exchange for a fee, of the right to use indices owned and published by FTSE Russell in connection with some securities, including the Enhanced Buffered PLUS.
FTSE Russell does not guarantee the accuracy and/or the completeness of the RTY or any data included in the RTY and has no liability for any errors, omissions, or interruptions in the RTY. FTSE Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the Enhanced Buffered PLUS, or any other person or entity from the use of the RTY or any data included in the RTY in connection with the rights licensed under the license agreement described in this document or for any other use. FTSE Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the RTY or any data included in the RTY. Without limiting any of the above information, in no event will FTSE Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.
The Enhanced Buffered PLUS are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the Enhanced Buffered PLUS or any member of the public regarding the advisability of investing in securities generally or in the Enhanced Buffered PLUS particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the stocks upon which the RTY is based. FTSE Russell’s only relationship to Royal Bank of Canada is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY, which is determined, composed and calculated by FTSE Russell without regard to Royal Bank of Canada or the Enhanced Buffered PLUS. FTSE Russell is not responsible for and has not reviewed the Enhanced Buffered PLUS nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the Enhanced Buffered PLUS. “Russell 2000®” and “Russell 3000®” are registered trademarks of FTSE Russell in the U.S. and other countries.

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Historical Information
The table below sets forth the published high and low closing levels of the underlying index for each quarter in the period from January 1, 2017 through March 1, 2022. The graph below sets forth the daily closing levels of the underlying index for that period. We obtained the information in the table and graph below from Bloomberg L.P., without independent verification. You should not take the historical performance of the underlying index as an indication of its future performance, and no assurance can be given as to the level of the underlying index on the initial averaging dates or the final averaging dates.
The Russell 2000® Index
Information as of market close on March 1, 2022:
Bloomberg Ticker Symbol:	RTY	52 Weeks Ago:	2,275.321
Current Index Level:	2,008.506	52 Week High (on 11/8/2021):	2,442.742
		52 Week Low (on 1/27/2022):	1,931.288

The Russell 2000® Index	High	Low
2017
First Quarter	1,413.635	1,345.598
Second Quarter	1,425.985	1,345.244
Third Quarter	1,490.861	1,356.905
Fourth Quarter	1,548.926	1,464.095
2018
First Quarter	1,610.706	1,463.793
Second Quarter	1,706.985	1,492.531
Third Quarter	1,740.753	1,653.132
Fourth Quarter	1,672.992	1,266.925
2019
First Quarter	1,590.062	1,330.831
Second Quarter	1,614.976	1,465.487
Third Quarter	1,585.599	1,456.039
Fourth Quarter	1,678.010	1,472.598
2020
First Quarter	1,705.215	991.160
Second Quarter	1,536.895	1,052.053
Third Quarter	1,592.287	1,398.920
Fourth Quarter	2,007.104	1,531.202
2021
First Quarter	2,360.168	1,945.914
Second Quarter	2,343.758	2,135.139
Third Quarter	2,329.359	2,130.680
Fourth Quarter	2,442.742	2,139.875
2022
First Quarter (through March 1, 2022)	2,272.557	1,931.288

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The Russell 2000® Index – Historical Closing Levels January 1, 2017 to March 1, 2022
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Enhanced Buffered PLUS Based on the Value of the Russell 2000® Index due August 25, 2027 Principal at Risk Securities
Canadian Federal Income Tax Consequences
An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.
Supplemental Discussion of U.S. Federal Income Tax Consequences
The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the Enhanced Buffered PLUS. It does not purport to be a complete analysis of all tax considerations relating to the Enhanced Buffered PLUS. Prospective purchasers of the Enhanced Buffered PLUS should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the Enhanced Buffered PLUS and receiving payments under the Enhanced Buffered PLUS. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.
Supplemental U.S. Tax Considerations
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement. It applies only to those initial holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. It does not apply to holders subject to special rules including holders subject to Section 451(b) of the Code.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE ENHANCED BUFFERED PLUS SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE ENHANCED BUFFERED PLUS ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE ENHANCED BUFFERED PLUS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
We will not attempt to ascertain whether any of the entities whose stock is included in the underlying index would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code, or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If any of the entities whose stock is included in the underlying index were so treated, certain adverse U.S. federal income tax consequences could possibly apply to U.S. and non-U.S. holders, respectively. You should refer to any available information filed with the SEC and other authorities by the entities whose stock is included in the underlying index and consult your tax advisor regarding the possible consequences to you in this regard.
In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat an Enhanced Buffered PLUS as a pre-paid cash-settled derivative contract in respect of the underlying index for U.S. federal income tax purposes, and the terms of the Enhanced Buffered PLUS require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Enhanced Buffered PLUS for all tax purposes in accordance with such characterization. If the Enhanced Buffered PLUS are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the Enhanced Buffered PLUS in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Enhanced Buffered PLUS. In general, a U.S. holder’s tax basis in the Enhanced Buffered PLUS will be equal to the price the holder paid for the Enhanced Buffered PLUS. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations.
Alternative Treatments. Alternative tax treatments of the Enhanced Buffered PLUS are also possible and the IRS might assert that a treatment other than that described above is more appropriate. For example, it is possible to treat the Enhanced Buffered PLUS, and the IRS might assert that an Enhanced Buffered PLUS should be treated, as a single debt instrument. Pursuant to such characterization, since the Enhanced Buffered PLUS have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the Enhanced Buffered PLUS are so treated, a holder would generally be required to accrue interest income over the term of the Enhanced Buffered PLUS based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with terms and conditions similar to the Enhanced Buffered PLUS. In addition, any gain a holder might recognize upon the sale, exchange or maturity of the Enhanced Buffered PLUS would generally be ordinary income and any loss recognized by a holder at such time would generally be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the Enhanced Buffered PLUS, and thereafter, would be capital loss.
Because of the absence of authority regarding the appropriate tax characterization of the Enhanced Buffered PLUS, it is also possible that the IRS could seek to characterize the Enhanced Buffered PLUS in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the Enhanced Buffered PLUS should be treated as ordinary gain or loss.
The IRS has released a notice that may affect the taxation of holders of the Enhanced Buffered PLUS. According to the notice, the IRS and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the Enhanced Buffered PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Enhanced Buffered PLUS will ultimately be required to accrue income currently

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Enhanced Buffered PLUS Based on the Value of the Russell 2000® Index due August 25, 2027 Principal at Risk Securities
and this could be applied on a retroactive basis. The IRS and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the constructive ownership rules of Section 1260 of the Code which very generally can operate to recharacterize certain long-term capital gains as ordinary income and impose an interest charge, might be applied to such instruments. Further, future legislation, including legislation based on bills previously introduced in Congress, may tax all derivative instruments on a mark-to-market basis, requiring holders of such derivative instruments to take into account annually gains and losses on such instruments as ordinary income. The adoption of such legislation or similar proposals may significantly impact the tax consequences from an investment in the Enhanced Buffered PLUS, including the timing and character of income and gain on the Enhanced Buffered PLUS. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. We intend to treat the Enhanced Buffered PLUS for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and IRS determine that some other treatment is more appropriate.
Backup Withholding and Information Reporting. Payments made with respect to the Enhanced Buffered PLUS and proceeds from the sale or exchange of the Enhanced Buffered PLUS may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the IRS or allowed as a credit against the holder’s U.S. federal income tax liability, provided the holder makes a timely filing of an appropriate tax return or refund claim to the IRS.
Reports will be made to the IRS and to holders that are not exempted from the reporting requirements.
Non-U.S. Holders. The following discussion applies to non-U.S. holders of the Enhanced Buffered PLUS. A non-U.S. holder is a beneficial owner of an Enhanced Buffered PLUS that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.
Except as described below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Enhanced Buffered PLUS, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the Enhanced Buffered PLUS. In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a U.S. trade or business, subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the Enhanced Buffered PLUS are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Enhanced Buffered PLUS. However, it is possible that the Enhanced Buffered PLUS could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the underlying index or the Enhanced Buffered PLUS (for example, upon an underlying index rebalancing), and following such occurrence the Enhanced Buffered PLUS could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the underlying index or the Enhanced Buffered PLUS should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Enhanced Buffered PLUS and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the Enhanced Buffered PLUS for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Enhanced Buffered PLUS to become subject to withholding tax, we will withhold tax at the applicable statutory rate. The IRS has also indicated that it is considering whether income in respect of instruments such as the Enhanced Buffered PLUS should be subject to withholding tax. We will not be required to pay any additional amounts in respect of such withholding. Prospective investors should consult their own tax advisors in this regard.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S.-source payments, including interest (and original issue discount), dividends, and other fixed or determinable annual or periodical gains, profits, and income (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA. In addition, the Enhanced Buffered PLUS may constitute a “financial account” for these purposes and thus, may be subject to information reporting requirements pursuant to FATCA.

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Enhanced Buffered PLUS Based on the Value of the Russell 2000® Index due August 25, 2027 Principal at Risk Securities
FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity, unless that entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
The U.S. Treasury Department has proposed regulations that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the sale or disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization, and the discussion above assumes the proposed regulations will be finalized in their proposed form with retroactive effect. If we (or the applicable withholding agent) determine withholding is appropriate with respect to the Enhanced Buffered PLUS, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Therefore, if such withholding applies, any payments on the Enhanced Buffered PLUS will be significantly less than what you would have otherwise received. Depending on your circumstances, these amounts withheld may be creditable or refundable to you. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Enhanced Buffered PLUS.

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Enhanced Buffered PLUS Based on the Value of the Russell 2000® Index due August 25, 2027 Principal at Risk Securities
Use of Proceeds and Hedging
The net proceeds from the sale of the Enhanced Buffered PLUS will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make the payment at maturity on the Enhanced Buffered PLUS. The initial public offering price of the Enhanced Buffered PLUS includes the underwriting discount and commission and the estimated cost of hedging our obligations under the Enhanced Buffered PLUS.
Supplemental Information Regarding Plan of Distribution;
Conflicts of Interest
Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the Enhanced Buffered PLUS from Royal Bank of Canada for distribution to Morgan Stanley Wealth Management. RBCCM will act as agent for the Enhanced Buffered PLUS and will receive a fee of $0.025 per $10 stated principal amount and will pay to Morgan Stanley Wealth Management a fixed sales commission of $0.015 for each of the Enhanced Buffered PLUS they sell. Of the amount per $10 stated principal amount received by RBCCM, RBCCM will pay Morgan Stanley Wealth Management a structuring fee of $0.01 for each Enhanced Buffered PLUS. The costs included in the original issue price of the Enhanced Buffered PLUS will include a fee paid by RBCCM to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.
Morgan Stanley Wealth Management may reclaim selling concessions allowed to individual brokers within Morgan Stanley Wealth Management in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the Enhanced Buffered PLUS distributed by such brokers.
Delivery of the Enhanced Buffered PLUS will be made against payment for the Enhanced Buffered PLUS on March 4, 2022, which is the third business day following the pricing date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Enhanced Buffered PLUS more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the Enhanced Buffered PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.
The value of the Enhanced Buffered PLUS shown on your account statement may be based on RBCCM’s estimate of the value of the Enhanced Buffered PLUS if RBCCM or another of our affiliates were to make a market in the Enhanced Buffered PLUS (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Enhanced Buffered PLUS in light of then prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately 2 years, the value of the Enhanced Buffered PLUS that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the Enhanced Buffered PLUS at that time. This is because the estimated value of the Enhanced Buffered PLUS will not include the agent’s commission and our hedging costs and profits; however, the value of the Enhanced Buffered PLUS shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the Enhanced Buffered PLUS. This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your Enhanced Buffered PLUS, it expects to do so at prices that reflect its estimated value.
Each of MSWM and any other broker-dealer offering the Enhanced Buffered PLUS have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the Enhanced Buffered PLUS to any retail investor in the European Economic Area (“EEA”). For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Enhanced Buffered PLUS to be offered so as to enable an investor to decide to purchase or subscribe the Enhanced Buffered PLUS, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) No 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Enhanced Buffered PLUS or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the Enhanced Buffered PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Each of MSWM and any other broker-dealer offering the Enhanced Buffered PLUS have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the Enhanced Buffered PLUS to, any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018; or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of

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Enhanced Buffered PLUS Based on the Value of the Russell 2000® Index due August 25, 2027 Principal at Risk Securities
Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “UK PRIIPs Regulation”) for offering or selling the Enhanced Buffered PLUS or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Enhanced Buffered PLUS or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
Structuring the Enhanced Buffered PLUS
The Enhanced Buffered PLUS are our debt securities, the return on which is linked to the performance of the underlying index. As is the case for all of our debt securities, including our structured notes, the economic terms of the Enhanced Buffered PLUS reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Enhanced Buffered PLUS at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate, rather than the secondary market rate, along with the fees and expenses associated with structured notes, reduced the initial estimated value of the Enhanced Buffered PLUS at the time their terms were set. Unlike the initial estimated value that is set forth on the cover page of this pricing supplement, any value of the Enhanced Buffered PLUS determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Enhanced Buffered PLUS than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Enhanced Buffered PLUS, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the underlying index, and the tenor of the Enhanced Buffered PLUS. The economic terms of the Enhanced Buffered PLUS and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate, the underwriting commission and the hedging-related costs relating to the Enhanced Buffered PLUS reduced the economic terms of the Enhanced Buffered PLUS to you and resulted in the initial estimated value for the Enhanced Buffered PLUS on the pricing date being less than their public offering price. See “Risk Factors—The initial estimated value of the Enhanced Buffered PLUS is less than the price to the public” above.

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